Exhibit 99.3

W&T OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED INTERIM STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF

CERTAIN OIL AND GAS PROPERTIES ACQUIRED THROUGH MERGER

FROM KERR-MCGEE OIL & GAS CORPORATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Revenues—oil and gas sales	$121,579	$163,645	$233,127	$315,085
Direct operating expenses	33,218	24,432	65,195	46,907

Revenues in excess of direct operating expenses	$88,361	$139,213	$167,932	$268,178

See accompanying notes.

W&T OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM STATEMENTS OF REVENUES AND DIRECT OPERATING

EXPENSES OF CERTAIN OIL AND GAS PROPERTIES ACQUIRED THROUGH MERGER

FROM KERR-MCGEE OIL & GAS CORPORATION

1. Background and Basis of Presentation

On August 24, 2006, W&T Offshore, Inc. (the “Company,” “we” or “our”) closed the acquisition with Kerr-McGee Oil & Gas Corporation (“Kerr-McGee”) whereby the Company acquired through merger substantially all of Kerr-McGee’s interests on the outer continental shelf of the eastern, central and western Gulf of Mexico. According to the terms of the Agreement and Plan of Merger, which was effective as of October 1, 2005, the Company and Kerr-McGee agreed to merge Offshore Shelf, LLC, a wholly owned subsidiary of the Company, with Kerr-McGee Oil & Gas (Shelf) LLC, a wholly owned subsidiary of Kerr-McGee. The Company acquired 100% of the membership interests in the Kerr-McGee subsidiary, which owns such Kerr-McGee properties. The Kerr-McGee properties include interests in approximately 100 fields on 242 offshore blocks, including 88 undeveloped blocks, primarily in water depths of less than 1,000 feet.

The statements include revenues associated with oil, natural gas and natural gas liquids production and direct lease operating and production expenses (including transportation, property insurance, production taxes and repairs and maintenance). Because Kerr-McGee’s shelf and deepwater properties were not separate legal entities, the accompanying unaudited interim statements vary from an income statement in that they do not show certain expenses that were incurred in connection with ownership and operation of the Kerr-McGee properties including, but not limited to, general and administrative expenses and income taxes. These expenses were not separately allocated to the properties in the accounting records of the Kerr-McGee properties. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Kerr-McGee properties had they been our properties due to the greatly differing size, structure, operations and accounting of the Company and Kerr-McGee. The accompanying unaudited interim statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which we would incur upon allocation of the merger consideration.

For the above reasons, primarily the lack of segregated or easily obtainable reliable data on property values and related working capital, a balance sheet is not presented for the Kerr-McGee properties.

The accompanying unaudited interim statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results for the three and six months ended June 30, 2006 are not necessarily indicative of the results actually achieved for the year ended December 31, 2006. For further information, refer to the audited statements of revenues and direct operating expenses for the years ended December 31, 2005, 2004 and 2003 included in our current report on Form 8-K filed on July 12, 2006.

Revenue derived from product sales is recognized when a sales arrangement exists, delivery has occurred, title has transferred and collectibility is reasonably assured. Oil and gas sales involving balancing arrangements among partners are recognized as revenues when the oil or gas is sold using the entitlements method of accounting based on the Kerr-McGee properties’ net revenue interest and a receivable or deferred revenue is recorded for any imbalance. During the periods covered by these statements, both the quantity and dollar amount of oil and gas balancing arrangements were not material.

2. Storm Related Effects

During the third quarter of 2005, the Gulf of Mexico region experienced the impact of two major hurricanes. Revenues for the three and six months ended June 30, 2006 reflect the impact of reduced production rates, compared to the three and six months ended June 30, 2005. Direct operating expenses for the three and six months ended June 30, 2006 reflect the impact of hurricane repair costs recorded as incurred, compared to the three and six months ended June 30, 2005. During the three and six months ended June 30, 2006, sales were approximately 173 MMcfe and 157 MMcfe per day, respectively, compared to approximately 246 MMcfe and 244 MMcfe per day for the same periods in 2005.

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